                                                      Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into and effective as of the Effective Date (as defined in Section 3(e) hereof), by and between Southern National Bancorp of Virginia, Inc. (the “Holding Company”), Sonabank (the “Bank” and, together with the Holding Company, the “Company”) and Joe A. Shearin (“Executive”).  The Company and Executive are referred to in this Agreement, together, as the “parties” and, each individually, as a “party.”

WHEREAS, Executive currently serves as the Chief Executive Officer of the Holding Company and of the Bank and as a member of the Holding Company’s Board of Directors (the “Holding Company Board”) and the Bank’s Board of Directors (the “Bank Board” and, together with the “Holding Company Board, the “Board”), pursuant to that certain Employment Agreement between the Company and Executive, dated June 23, 2017 (the “Employment Agreement”);

WHEREAS, Executive desires to retire from his positions as Chief Executive Officer and a director of the Company;

WHEREAS, the Company and Executive each desire to enter into this Agreement to set forth in writing the terms and conditions of Executive’s separation from the Company, its subsidiaries and affiliates; and

WHEREAS, the Company and Executive seek to fully and finally settle all actual or potential differences or claims, whether or not now known, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1.

Separation.  In connection with Executive’s retirement, Executive hereby resigns his position as a member of the Board of Directors of the Holding Company and the Bank and his position as the Chief Executive Officer and President of the Holding Company and the Bank, and all other positions Executive holds with the Company and any subsidiaries and affiliates thereof, effective as of 5:00 p.m. on February 19, 2020 (the “Termination Date”).  Executive acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the date of execution of this Agreement or that the Company has promised to pay such wages and accrued benefits within thirty (30) days of the Termination Date.  Other than the payments set forth in this Agreement, the parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.  This Agreement is intended to, and does, settle and resolve all claims of any nature that Executive might have against the Company arising out of his employment relationship with Company or the termination of such employment or relating to any other matter.

2.	Payments and Benefits. In consideration of Executive’s promises, covenants and releases contained in this Agreement, the Company will pay or provide to Executive:

a.

The payments and benefits set forth in Section 7(a)(i) and (ii) (A) through (D) of the Employment Agreement.  The Accrued Obligations under Section 7(a)(i) of the Employment Agreement include, but are not limited to, Executive’s accrued but unpaid salary and accrued but unused paid time off through the Termination Date, reimbursements for expenses incurred but not yet reimbursed, all benefits under the Eastern Virginia Bankshares, Inc. Supplemental Executive Retirement Plan effective June 1, 2008, and as amended on November 20, 2014, and June 23, 2017 and all vested benefits under any ERISA-governed benefit plans.  In accordance with the timing set forth in the Employment Agreement, the  installments of the Severance Benefit (as defined in 7(a)(ii)(A) of the Employment Agreement) that would have been paid before September 1, 2020, but for the required six-month delay under Section 19(b) of the Employment Agreement and the related interest due under such Section 19(b), and the amount set forth in Section 7(a)(ii)(D), shall be paid on September 1, 2020, and the remaining installments of the Severance Benefit shall be paid in equal monthly payments thereafter, in accordance with the Company’s normal payroll practices;

b.	Acceleration of vesting in full as of the Termination Date of Executive’s 26,000 outstanding shares of restricted stock;

c.

As of the Termination Date, Executive shall become fully vested in Executive’s “Normal Retirement Benefit” under the Supplemental Retirement Plan Agreement entered into effective as of the 2nd day of April 2018 by and between the Bank and Executive;

d.	The Company shall transfer to Executive the title to the Company vehicle currently used by Executive within ten (10) days following the Effective Date; and

e.	Following the Effective Date, for calendar year 2020, the Company shall reimburse Executive for reasonable costs incurred for financial planning advice up to a maximum amount of $10,000.

The Company’s agreement to provide the consideration set forth in this Section 2 is specifically contingent upon Executive (i) executing this Agreement and not revoking this Agreement, as set forth in Section 3(e) below; and (ii) complying with Executive’s obligations under this Agreement and  the continuing contractual obligations Executive owes to the Company, as described in Section 5 below.

3.

General Release of All Claims.  In consideration of the benefits promised herein, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its agents, directors, members, shareholders, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Releasees’ right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act (“ERISA”) (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Agreement.  Nothing herein releases the Company’s obligations under this Agreement.

Executive hereby acknowledges and agrees that the execution of this Agreement and the cessation of Executive’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges and agrees that:

a.The release given by Executive in this Agreement is given solely in exchange for the benefits set forth in the Employment Agreement to which this release was initially attached and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Agreement;

b.By entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed;

c.Executive has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirements of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d.Executive has been offered twenty-one (21) days from receipt of this Agreement within which to consider whether to sign this Agreement; and

e.For a period of seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement by delivering the revocation to a Company officer.  Assuming Executive does  not revoke this Agreement, this Agreement shall become effective and  enforceable on the eighth (8th) day following the date on which Executive executes this Agreement (the “Effective Date”).

This Agreement shall be binding upon the heirs and personal representatives of Executive and shall inure to the benefit of the successors and assigns of the Company.

4.

Consulting Services.  From the Termination Date and through March 31, 2020 (the “Consulting Period”), Executive agrees to make himself available to consult and cooperate with the Company, and to respond to appropriate inquiries, regarding such matters pertaining to the Company’s business as may, from time to time, be reasonably requested of Executive by the Company’s Chief Executive Officer, including cooperating with the Company with respect to the communication of Executive’s separation from the Company and related matters (the “Consulting Services”).  In consideration for the Consulting Services, the Company shall pay Executive a consulting fee in the aggregate amount of $65,519, payable in approximately equal monthly payments during the Consulting Period, in accordance with the Company’s normal payroll practices.  Executive shall be entitled to reimbursement from the Company for any reasonable out-of-pocket expenses incurred by Executive in connection with the performance of the Consulting Services during the Consulting Period, if any.  For the avoidance of doubt, the parties agree that Executive’s “separation from service” for purposes of Code Section 409A shall occur on the Termination Date.

5.

Final Agreement.  The parties agree that this document was negotiated, is their entire Agreement regarding Executive’s separation from employment with the Company and Executive’s release of claims, and supersedes all prior agreements between the parties, except that the parties further agree that the covenants in Section 7(b), (c), (d) and (f), Section 8, Section 11 and Section 19 of the Employment Agreement survive and remain in full force and effect in accordance with their terms, as well as any other provisions of the Employment Agreement that are necessary to enforce or interpret such sections (all such sections and such other provisions, collectively, the “Surviving Provisions”). For purposes of interpreting the Surviving Provisions for purposes of this Agreement, the “Date of Termination” referred to in the Surviving Provisions shall be the Termination Date. The parties agree that neither party shall be considered the drafter for the purpose of construing any ambiguity or disagreement. The parties agree that this Agreement may not be modified except by a written document signed by both parties. The parties agree that this Agreement may be executed and delivered in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.

Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Virginia without giving effect to its conflict of law principles.

[Signatures on following page]

IN WITNESS WHEREOF, Executive has executed and delivered this Agreement, and the Company has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized, all as of the last day and year written below.

EXECUTIVE

/s/ Joe A. Shearin

Joe A. Shearin

Date:February 20, 2020

HOLDING COMPANY

By: Georgia S. Derrico

Its:Executive Chairman of the Board

Date:

BANK

By: Georgia S. Derrico

Its:Executive Chairman of the Board

Date: